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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*
                                             ---

                            First Health Group Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    320960107
                        ---------------------------------
                                 (CUSIP Number)

                               September 30, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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-------------------------                           ----------------------------
CUSIP No.  320960107                13G                Page 2 of 10 Pages
          -------------
-------------------------                           ----------------------------

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     NAME OF REPORTING PERSON
1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Liberty Wanger Asset Management, L.P. 36-3820584

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                        (a)[_]
         Not Applicable
                                                                         (b)[_]

--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Delaware

--------------------------------------------------------------------------------
   NUMBER OF                 SOLE VOTING POWER
                          5
                                None
    SHARES
                         -------------------------------------------------------
                             SHARED VOTING POWER
  BENEFICIALLY            6
                                10,050,400
    OWNED BY
                         -------------------------------------------------------
                             SOLE DISPOSITIVE POWER
     EACH                 7
                                None

   REPORTING             -------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                          8
  PERSON WITH                   10,050,400

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         10,050,400

--------------------------------------------------------------------------------
     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                     [_]

         Not Applicable
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         10.6%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IA

--------------------------------------------------------------------------------

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-------------------------                           ----------------------------
CUSIP No.  320960107                13G                Page 3 of 10 Pages
          -------------
-------------------------                           ----------------------------

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     NAME OF REPORTING PERSON
1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                        (a)[_]
         Not Applicable
                                                                         (b)[_]

--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Delaware

--------------------------------------------------------------------------------
   NUMBER OF                 SOLE VOTING POWER
                          5
                                None
    SHARES
                         -------------------------------------------------------
                             SHARED VOTING POWER
  BENEFICIALLY            6
                                10,050,400
    OWNED BY
                         -------------------------------------------------------
                             SOLE DISPOSITIVE POWER
     EACH                 7
                                None

   REPORTING             -------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                          8
  PERSON WITH                   10,050,400

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         10,050,400

--------------------------------------------------------------------------------
     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                     [_]

         Not Applicable
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         10.6%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         CO

--------------------------------------------------------------------------------

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-------------------------                           ----------------------------
CUSIP No.  320960107                13G                Page 4 of 10 Pages
          -------------
-------------------------                           ----------------------------

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Liberty Acorn Trust

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                        (a)[_]
         Not Applicable
                                                                         (b)[_]

--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Massachusetts

--------------------------------------------------------------------------------
   NUMBER OF                 SOLE VOTING POWER
                          5
                                None
    SHARES
                         -------------------------------------------------------
                             SHARED VOTING POWER
  BENEFICIALLY            6
                                7,910,000
    OWNED BY
                         -------------------------------------------------------
                             SOLE DISPOSITIVE POWER
     EACH                 7
                                None

   REPORTING             -------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                          8
  PERSON WITH                   7,910,000

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         7,910,000

--------------------------------------------------------------------------------
     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                     [_]

         Not Applicable
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.3%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IV

--------------------------------------------------------------------------------

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Item 1(a)          Name of Issuer:

                            First Health Group Corp.

Item 1(b)          Address of Issuer's Principal Executive Offices:

                            3200 Highland Avenue
                            Downers Grove, Il 60515

Item 2(a)          Name of Person Filing:

                            Liberty Wanger Asset Management, L.P. ("WAM")
                            WAM Acquisition GP, Inc., the general partner of WAM
                              ("WAM GP")
                            Liberty Acorn Trust ("Acorn")

Item 2(b)          Address of Principal Business Office or, if none, Residence:

                            WAM, WAM GP and Acorn are all located at:

                            227 West Monroe Street, Suite 3000
                            Chicago, Illinois  60606

Item 2(c)          Citizenship:

                            WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)          Title of Class of Securities:

                            Common Stock

Item 2(e)          CUSIP Number:

                            320960107

Item 3             Type of Person:

                            (d) Acorn is an investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                            (e) WAM is an investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E); WAM GP is the General Partner of the investment adviser.

                               Page 5 of 10 pages

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Item 4                     Ownership (at September 30, 2003):

                                (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                         10,050,400

                                (b)      Percent of class:

                                         10.6% (based on 94,872,569 shares
                                         outstanding as of July 29, 2003).

                                (c)      Number of shares as to which such
                                         person has:

                                            (i)    sole power to vote or to
                                                   direct the vote: none
                                            (ii)   shared power to vote or to
                                                   direct the vote: 10,050,400
                                            (iii)  sole power to dispose or to
                                                   direct the disposition of:
                                                   none
                                            (iv)   shared power to dispose or to
                                                   direct disposition of:
                                                   10,050,400

Item 5                     Ownership of Five Percent or Less of a Class:

                                Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:

                                Not Applicable

Item 9                     Notice of Dissolution of Group:

                                Not Applicable

                               Page 6 of 10 pages

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Item 10                    Certification:

                                By signing below I certify that, to the best of
                           my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 pages

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                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 8, 2003

                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                           The undersigned business trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST

                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 pages

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of October 8, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Date:  October 8, 2003

                              WAM Acquisition GP, Inc.
                                  for itself and as general partner of
                                  LIBERTY WANGER ASSET MANAGEMENT, L.P.


                              By: /s/ Bruce H. Lauer
                                  ----------------------------------------------
                                      Bruce H. Lauer
                                      Senior Vice President and Secretary

                              LIBERTY ACORN TRUST

                              By: /s/ Bruce H. Lauer
                                  ----------------------------------------------
                                      Bruce H. Lauer
                                      Vice President, Treasurer and Secretary

                              Page 10 of 10 pages